Subject to Completion Preliminary Term Sheet dated November 7, 2025

Filed Pursuant to Rule 433
Registration Statement No. 333-277211

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and
Product Supplement EQUITY INDICES MITTS-1 dated October 25, 2024)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	November , 2025 December , 2025 November , 2030
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket

▪       Maturity of approximately 5 years

▪       100% participation in increases in the Basket, subject to a capped return of [45.00% to 55.00%]

▪       If the Basket is flat or decreases, payment at maturity will be the principal amount

▪       The Basket will be comprised of the Dow Jones Industrial Average®, the EURO STOXX 50® Index, and the TOPIX. The Dow Jones Industrial Average® will be given an initial weight of 50.00%, and each of the EURO STOXX 50® Index and the TOPIX will be given an initial weight of 25.00%

▪       All payments occur at maturity and are subject to the credit risk of HSBC USA Inc.

▪       No interest payments

▪       In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Supplement to the Plan of Distribution—Role of MLPF&S and BofAS”

▪       You may be required to accrue interest and pay taxes on the notes each year even if you will not receive any payments until maturity. See “Summary Tax Consequences”

▪       No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY INDICES MITTS-1.

The estimated initial value of the notes on the pricing date is expected to be between $9.00 and $9.50 per unit, which will be less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

_________________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.25	$
Proceeds, before expenses, to HSBC	$ 9.75	$

(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.20 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

November     , 2025

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

Summary

The Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due August , 2030 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Payments due on the notes, including the repayment of principal, depend on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes provide you with 100% participation in increases in the Market Measure, which is the global equity index basket described below (the “Basket”), subject to a cap. If the Basket is flat or decreases, you will only receive the principal amount of your notes. Payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket will be comprised of the Dow Jones Industrial Average®, the EURO STOXX 50® Index and the TOPIX, (each a “Basket Component”). On the pricing date, the Dow Jones Industrial Average® will be given an initial weight of 50.00% and each of the EURO STOXX 50® Index and the TOPIX will be given an initial weight of 25.00%.

The estimated initial value of the notes will be less than the price you pay to purchase the notes. The estimated initial value is determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging-related charge described below, will reduce the economic terms of the notes (including the Capped Value). The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this term sheet relates.

Terms of the Notes		Redemption Amount Determination
Issuer:	HSBC USA Inc. (“HSBC”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit	You will receive the Minimum Redemption Amount of $10.00 per unit. (The Redemption Amount will not be less than the Minimum Redemption Amount per unit.)
Term:	Approximately 5 years
Market Measure:	A global equity index basket comprised of Dow Jones Industrial Average® (Bloomberg symbol: “INDU”), the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”) and the TOPIX (Bloomberg symbol: “TPX”). Each Basket Component is a price return index.
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:	The average of the values of the Basket on each calculation day occurring during the Maturity Valuation Period, calculated as specified in “The Basket” on page TS-8. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-17 of product supplement EQUITY INDICES MITTS-1.
Minimum Redemption Amount:	$10.00 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount per unit.
Participation Rate:	100%
Capped Value:	[$14.50 to $15.50] per unit, which represents a return of [45.00% to 55.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.25 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-29.
Calculation Agent:	BofA Securities, Inc. (“BofAS”) and HSBC, acting jointly.

Capped Market Index Target-Term Securities®	TS-2

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322:

▪	Product supplement EQUITY INDICES MITTS-1 dated October 25, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924111495/tm2425322d410_424b5.htm

▪	Prospectus supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

▪	Prospectus dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES MITTS-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

To the extent the determination of the Redemption Amount and other terms described in this term sheet are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the determination of the Redemption Amount and other terms described in this term sheet shall control.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪      You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

▪      You accept that the return on the notes will be zero if the value of the Basket does not increase from the Starting Value to the Ending Value.

▪      You accept that the return on the notes will be capped.

▪      You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪      You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

▪      You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.

▪      You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪      You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪      You seek a guaranteed return beyond the Minimum Redemption Amount.

▪      You seek an uncapped return on your investment.

▪      You seek interest payments or other current income on your investment.

▪      You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪      You seek an investment for which there will be a liquid secondary market.

▪      You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Market Index Target-Term Securities®	TS-3

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

Hypothetical Payout Profile

The graph below is based on hypothetical numbers and values.

Capped Market Index Target-Term Securities®

This graph reflects the returns on the notes, based on the Participation Rate of 100.00%, the Minimum Redemption Amount of $10.00 per unit, and a Capped Value of $15.00 (the midpoint of the Capped Value range of [$14.50 to $15.50]) per unit. The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Capped Value, and term of your investment.

The following table is based on the Starting Value of 100.00, the Participation Rate of 100.00%, the Minimum Redemption Amount of $10.00 per unit and a Capped Value of $15.00 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$10.00(1)	0.00%
50.00	-50.00%	$10.00	0.00%
80.00	-20.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
94.00	-6.00%	$10.00	0.00%
97.00	-3.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
105.00	5.00%	$10.50	5.00%
110.00	10.00%	$11.00	10.00%
120.00	20.00%	$12.00	20.00%
150.00	50.00%	$15.00(3)	50.00%
175.00	75.00%	$15.00	50.00%
200.00	100.00%	$15.00	50.00%

(1)	The Redemption Amount per unit will not be less than the Minimum Redemption Amount.
(2)	The Starting Value will be set to 100.00 on the pricing date.
(3)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any Basket Component, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Capped Market Index Target-Term Securities®	TS-4

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

Redemption Amount Calculation Examples

Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 90.00
= $9.00, however, because the Redemption Amount for the notes cannot be less than the Minimum Redemption Amount, the Redemption Amount will be $10.00 per unit.

Example 2
The Ending Value is 105.00, or 105.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 105.00
= $10.50 Redemption Amount per unit
Example 3 The Ending Value is 175.00, or 175.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 175.00
= $17.50, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $15.00 per unit

Capped Market Index Target-Term Securities®	TS-5

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the stocks included in the Basket Components. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

Structure-related Risks

▪	Depending on the performance of the Basket as measured shortly before the maturity date, you may not receive a positive return on your investment.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.

▪	Changes in the level of one of the Basket Components may be offset by changes in the levels of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of some Basket Components will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Components.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	The estimated initial value of the notes will be less than the public offering price and may differ from the market. value of the notes in the secondary market, if any. We will determine the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value will reflect our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date is expected to be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-29 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Basket and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

Capped Market Index Target-Term Securities®	TS-6

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	An index sponsor may adjust the relevant Basket Component in a way that affects its level, and has no obligation to consider your interests.

▪	As a noteholder, you will have no rights of a holder of the securities represented by the Basket Components, and you will not be entitled to receive securities, dividends or other distributions by issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the companies included in the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control any company included in any Basket Component, and have not verified any disclosure made by any other company.

▪	Your return on the notes may be adversely affected by factors affecting the international securities markets, specifically markets in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar, which you would have received if you had owned the securities included in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.

Tax-related Risks

▪	You should consider the U.S. federal income tax consequences of investing in the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-24 of product supplement EQUITY INDICES MITTS-1.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES MITTS-1.

A “Market Measure Business Day” means a day on which:

(A)	each of the New York Stock Exchange and The Nasdaq Stock Market (as to the Dow Jones Industrial Average®), the Eurex (as to the EURO STOXX 50® Index), and the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Basket Components or any successors thereto are calculated and published.

Capped Market Index Target-Term Securities®	TS-7

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the value of the Basket from the Starting Value to the Ending Value. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of MITTS—Basket Market Measures” beginning on page PS-20 of product supplement EQUITY INDICES MITTS-1.

If November 4, 2025 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
Dow Jones Industrial Average Index	INDU	50.00%	47,085.24	0.00106190	50.00
EURO STOXX 50® Index	SX5E	25.00%	5,660.20	0.00441681	25.00
TOPIX	TPX	25.00%	3,310.14	0.00755255	25.00
				Starting Value	100.00

(1)	The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of MITTS—Basket Market Measures—Determination of the Component Ratio for Each Basket Component” beginning on page PS-20 of product supplement EQUITY INDICES MITTS-1 if a Market Disruption Event occurs on the pricing date as to any Basket Component or if the pricing date is not a Market Measure Business Day as to any Basket Component.

(2)	These were the closing levels of the Basket Components on November 4, 2025.

(3)	Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on November 4, 2025 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each calculation day during the Maturity Valuation Period by summing the products of the closing level for each Basket Component on such calculation day and the Component Ratio applicable to such Basket Component. If any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day or a Market Disruption Event occurs on that day as to any Basket Component , the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of MITTS—Basket Market Measures—Ending Value of the Basket” beginning on page PS-21 of product supplement EQUITY INDICES MITTS-1.

Capped Market Index Target-Term Securities®	TS-8

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2015 through November 4, 2025. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of January 1, 2015, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Capped Market Index Target-Term Securities®	TS-9

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of and is subject to change by each of S&P Dow Jones Indices LLC (“S&P”) with respect to the Dow Jones Industrial Average® (the “DJIA”), STOXX Limited (“STOXX”) with respect to the EURO STOXX 50® Index (the “SX5E”), and Nikkei Inc. (“Nikkei”) with respect to the Tokyo Stock Price Index (the “TOPIX”) (S&P, STOXX, and Nikkei together, the “index sponsors”). The index sponsors have no obligation to continue to publish, and may discontinue or suspend the publication of any Basket Component at any time. The consequences of any index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of MITTS—Discontinuance of an Index” beginning on page PS-19 of product supplement EQUITY INDICES MITTS-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index.

The EURO STOXX 50® Index

The SX5E was created by STOXX, which is owned by Deutsche Börse AG. Publication of the SX5E began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The SX5E is reported daily on the Bloomberg L.P. (the “Bloomberg”) under the symbol “SX5E” and on the STOXX website. Information contained in the STOXX website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Index Composition and Maintenance

The SX5E is composed of 50 stocks from 8 Eurozone countries (Belgium, Finland, France, Germany, Ireland, Italy, the Netherlands and Spain) and represents the largest STOXX Supersector leaders in the Eurozone in terms of free-float market capitalization. The SX5E aims to include the 50 Supersector leaders from the EURO STOXX Index by selecting stocks from each of the 20 EURO STOXX Supersectors indices. The 20 STOXX Supersectors are: automobiles and parts; banks; basic resources; chemicals; construction and materials; consumer products and services; energy; financial services; food, beverage and tobacco; health care; industrial goods and services; insurance; media; personal care, drug and grocery stores; real estate; retail; technology; telecommunications; travel and leisure; and utilities.

The SX5E is weighted by free float market capitalization. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization. Free float weights are reviewed quarterly and the SX5E’s composition is reviewed annually in September. The review cut-off date is the last trading day of August.

Within each of the 20 EURO STOXX Supersector indices, the component stocks are ranked by free float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current component stocks are then added to the selection list. The stocks on the selection list are ranked by free float market capitalization. The largest 40 stocks on the selection list are selected for inclusion in the SX5E, and the remaining 10 stocks are selected from the largest remaining stocks ranked between 41 and 60. If the component number is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks. In exceptional cases, STOXX may make additions and deletions to the selection list.

Index Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

index =	free float market capitalization of the index
divisor of the index

The “free float market capitalization of the index” is equal to the sum of the product of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions.

Capped Market Index Target-Term Securities®	TS-10

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

The following graph shows the daily historical performance of the SX5E in the period from January 1, 2015 through November 4, 2025. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On November 4, 2025, the closing level of the SX5E was 5,660.20.

Historical Performance of the SX5E

This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SX5E.

License Agreement

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use certain indices owned and published by STOXX in connection with some products, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to HSBC, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

▪	Sponsor, endorse, sell or promote the notes.

▪	Recommend that any person invest in the notes or any other securities.

▪	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

▪	Have any responsibility or liability for the administration, management or marketing of the notes.

▪	Consider the needs of the notes or the holders of the notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

▪	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

o	The results to be obtained by the notes, the holder of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E;

o	The accuracy or completeness of the SX5E and its data;

o	The merchantability and the fitness for a particular purpose or use of the SX5E and its data;

o	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data;

Capped Market Index Target-Term Securities®	TS-11

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

▪	Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between HSBC and STOXX is solely for their benefit and not for the benefit of the holders of the notes or any other third parties.

Capped Market Index Target-Term Securities®	TS-12

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

The Dow Jones Industrial Average® Index

General

The Index is a price-weighted index of 30 blue-chip companies, which covers all industries except transportation and utilities.

According to S&P Dow Jones Indices LLC (“S&P”), the composition of the Index is determined by the Averages Committee, which is composed of two representatives of The Wall Street Journal (the “WSJ”) and three representatives of S&P. There are no pre-determined criteria for selection of a component stock, except that the Index is designed to measure the performance of some of the largest U.S. companies and provide suitable sector representation with the exception of the transportation industry group and utilities sector which are covered by other Dow Jones indices. While stock selection is not governed by quantitative rules, a stock typically is added to the index only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. Maintaining adequate sector representation within the index is also a consideration in the selection process. The inclusion of any particular company in the Index does not constitute a prediction as to the company’s future results of operations or stock market performance. For the sake of continuity, changes to the composition of the Index are made on an as-needed basis, and typically occur following corporate actions or market developments. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

Computation of the Index

The Index is a price-weighted index rather than a market capitalization-weighted index. In essence, the Index consists of one share of each of the 30 stocks included in the Index. Thus, the weightings of the components of the Index are affected only by changes in their prices, while the weightings of stocks in other indices are affected by price changes and changes in shares outstanding.

The Index is calculated by adding up the prices of the 30 constituent stocks and dividing the total by a divisor. The divisor is adjusted to ensure the continuity of the Index. The divisor is now an arbitrary number that reflects adjustments over time resulting from spin-offs, rights offerings, stock splits, stock dividends and other corporate actions, as well as additions to and deletions from the Index. Accordingly, the divisor is no longer equal to the number of components in the Index. The current divisor of Index is published daily in the WSJ and other publications.

While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the Index.

Capped Market Index Target-Term Securities®	TS-13

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

The following graph shows the daily historical performance of the INDU in the period from January 1, 2015 through November 4, 2025. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On November 4, 2025, the closing level of the INDU was 47,085.24.

Historical Performance of the INDU

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to HSBC or to one of its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the notes.

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) and Dow Jones®, DJIA®, The Dow® and INDU are trademarks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P and its affiliates and sublicensed for certain purposes by HSBC. The Index is a product of S&P and/or its affiliates, and has been licensed for use by HSBC.

The notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, Standard & Poor’s or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the notes. S&P Dow Jones Indices has no obligation to take the needs of HSBC or the owners of the notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by HSBC, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the Index and the notes.

Capped Market Index Target-Term Securities®	TS-14

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Capped Market Index Target-Term Securities®	TS-15

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

The Tokyo Stock Price Index

The Tokyo Stock Price Index, also knowns as the TOPIX® Index, is a capitalization-weighted index of all companies listed on the TSE Prime Market. The Index is developed, calculated, published and maintained by, the JPXI. Publication of the Index began on July 1, 1969, based on an initial index value of 100 at January 4, 1968. The Index is reported by Bloomberg under the ticker symbol “TPX.”

Index Composition and Maintenance

The component stocks of the Index consist of all Japanese common stocks listed on the TSE Prime Market. The Index measures changes in the aggregate market value of these stocks. Japanese stocks admitted to the TSE are assigned to one of the Prime Market, the Standard Market or Growth Market (in principle). Stocks listed on the TSE Prime Market are limited to companies which have appropriate levels of market capitalization (liquidity) to be investment instruments for many institutional investors, maintain a higher quality of corporate governance, and commit to sustainable growth and improvement of medium- to long-term corporate value, putting constructive dialogue with investors at the center. Stocks listed on the Standard Market are typically companies which have appropriate levels of market capitalization (liquidity) to be investment instruments in the open market, maintain a basic level of corporate governance expected of listed companies, and commit to sustainable growth and improvement of medium- to long-term corporate value. The Growth Market is limited to companies which have a certain level of market value by disclosing business plans for realizing high growth potential and their progress towards these appropriately and in a timely manner, but at the same time pose a relatively high investment risk from the perspective of business track record.

The Index is a free-float adjusted market capitalization-weighted index, with the market price of each component stock multiplied by the number of shares listed (as adjusted by multiplying the free-float weight (“FFW”) to take into account only the listed shares deemed to be available for trading in the market). The cis responsible for calculating and maintaining the Index, and can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the value of the Index. The underlying stocks may be removed, if necessary, in accordance with deletion/addition rules which provide generally for the deletion of a stock from the Index if such stock ceases to meet the criteria for inclusion. Stocks listed on the Standard Market or Growth Market of the TSE may be transferred to the Prime Market if they satisfy applicable criteria. Such criteria include numerical minimum values for number of shares listed, number of shareholders and average monthly trading volume, among others. Similarly, when a Prime Market stock falls within the coverage of TSE rules prescribing reassignment thereof to the Standard Market, such stock will be removed from the Prime Market.

Additions to the component stocks can occur (1) through the initial listing of a company (directly or via another stock exchange), with such changes taking effect on the last business day of the month after such initial listing; (2) as a result of changes in listing from the Standard Market or from the Growth Market to the Prime Market, with such changes taking effect on the transfer date, as applicable; or (3) through the initial listing of a new company resulting from a corporate consolidation, with such changes taking effect on the new listing date.

Deletions of constituents are conducted due to (1) de-listing, resulting from a corporate consolidation, when the surviving company re-lists with the TSE, with such changes taking effect on the initial listing date of the new company (normally two business days after the delisting date); (2) de-listing of a company for reasons other than those stated above, with such changes taking effect on the de-listing date; (3) designation of stocks to be de-listed, with such changes taking effect four business days after such designation; or (4) changes in listing from the Prime Market to the Standard Market, with such changes taking effect on the date of such change.

Index Calculation

The Index is not expressed in Japanese yen, but is presented in terms of points (as a decimal figure), rounded to the nearest one-hundredth. The Index is calculated by multiplying 100 by the figure obtained by dividing the current free-float adjusted market value (the current market price per share at the time of the index calculation multiplied by the number of free-float adjusted common shares listed on the Prime Market at the same instance) (as adjusted by multiplying the FFW) (the “Current Market Value”) by the base market value (i.e., the Current Market Value on the base date) (the “Base Market Value”).

Capped Market Index Target-Term Securities®	TS-16

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

The calculation of the Index can be represented by the following formula:

Index	=	Current Market Value	×	100
Base Market Value

In order to maintain continuity, the Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the Index. Such factors include, without limitation: new listings, delistings, new share issues either through public offerings or through rights offerings to shareholders (limited to cases where the allotted subscription warrant securities are listed), issuance of shares as a consequence of exercise of convertible bonds or warrants, and transfer of listed securities from the Prime Market to the Standard Market of the TSE.

The formula for the adjustment is as follows:

Free-float adjusted Market Value on business day before adjustment date	=	(Free-float adjusted Market Value on business day before adjustment date ± Adjustment Amount)
Base Market Value before adjustment		Base Market Value after adjustment

Where Adjustment Amount is equal to the changes in the number of shares included in the calculation of the Index multiplied by the price of those shares used for the purposes of the adjustment.

Therefore,

New Base Market Value	=	Old Base Market Value × (Free-float adjusted Market Value on business day before adjustment date ± Adjustment Amount)
Free-float adjusted Market Value on business day before adjustment date

The Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the Current Market Value or any stock underlying the Index, the Base Market Value is adjusted in such a way that the new value of the Index will equal the level of the Index immediately prior to such change.

No adjustment is made to the Base Market Value, however, in the case of events such as stock splits or decreases in capital without compensation, which theoretically do not affect market capitalization.

Capped Market Index Target-Term Securities®	TS-17

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

The following graph shows the daily historical performance of the TPX in the period from January 1, 2015 through November 4, 2025. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On November 4, 2025, the closing level of the TPX was 3,310.14.

Historical Performance of the TPX

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

CIBC will enter into an agreement with TSE or its affiliates as necessary to provide us and certain of our affiliates or subsidiaries, in exchange for a fee, a non-exclusive license to use the Index, which is sponsored, calculated and published by TSE, in connection with certain securities, including the notes.

Index Value and TOPIX Marks are subject to the proprietary rights owned by TSE and TSE owns all rights and know-how relating to the Index such as calculation, publication and use of Index Value and relating to TOPIX Marks. TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of Index Value or to change TOPIX Marks or cease the use thereof. TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of Index Value and TOPIX Marks or as to the figure at which Index Value stands on any particular day. TSE gives no assurance regarding accuracy or completeness of Index Value and data contained therein. Further, TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of Index Value. No notes are in any way sponsored, endorsed or promoted by the TSE. TSE shall not bear any obligation to give an explanation of the notes or any advice on investments to any purchaser of the notes or to the public. TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of Index Value. Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the notes.

Capped Market Index Target-Term Securities®	TS-18

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates are obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Role of MLPF&S and BofAS

BofAS will participate as selling agent in the distribution of the notes. Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by BofAS seeking bids from market participants, which could include one of our affiliates and MLPF&S, BofAS and their affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes

Capped Market Index Target-Term Securities®	TS-19

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-6 of product supplement EQUITY INDICES MITTS-1.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•	We intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.

•	Under this characterization and tax treatment of the notes, a U.S. holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule” with respect to a note without regard to cash, if any, received on the notes.

•	The following table is based upon a projected payment schedule (including a projection for tax purposes of the Redemption Amount) and a comparable yield equal to [*]% per annum (compounded annually) that was established for the notes. The table reflects the expected issuance of the notes on December 3, 2025 and the scheduled maturity date of November 29, 2030. This tax accrual table is based upon a projected payment schedule per $10.0000 principal amount of the notes, which would consist of a single payment of $[*] at maturity. This information is provided solely for tax purposes, and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period per Unit	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period per Unit
December 3, 2025 through December 31, 2025	[*]	[*]
January 1, 2026 through December 31, 2026	[*]	[*]
January 1, 2027 through December 31, 2027	[*]	[*]
January 1, 2028 through December 31, 2028	[*]	[*]
January 1, 2029 through December 31, 2029	[*]	[*]
January 1, 2030 through November 29, 2030	[*]	[*]

Projected Redemption Amount = $[*] per unit of the notes.

•	Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the Projected Redemption Amount, a U.S. holder must include such excess as interest income, or (ii) if the Projected Redemption Amount exceeds the actual Redemption Amount, a U.S. holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-24 of product supplement EQUITY INDICES MITTS-1.

Capped Market Index Target-Term Securities®	TS-20

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due November , 2030

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Market Index Target-Term Securities®” and “MITTS®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Capped Market Index Target-Term Securities®	TS-21